Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction of Operation
Endurance Specialty Insurance Ltd.	Bermuda
Endurance U.S. Holdings Corp.	United States
Endurance Reinsurance Corporation of America	United States